Exhibit 99.1

NEWS RELEASE

Contact: FTI Consulting Julie Prozeller / Amy Pesante (212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. NAMES KEN SCHWENKE AS PRESIDENT

BERWYN, Pennsylvania, November 14, 2011 – DFC Global Corp. (NASDAQ:DLLR - News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced the appointment of Ken Schwenke as President. Reporting directly to Jeff Weiss, the Company’s Chairman and Chief Executive Officer, Mr. Schwenke will focus on driving strategic innovation for the Company and will assume direct responsibility for strategic planning and new market development.

Mr. Schwenke is very familiar with the Company, having served as a member of the board of directors from 2006 until his appointment as President. Along with his board membership, he has served as a member of the audit, governance, and compensation committees. In addition, Mr. Schwenke has served as a U.S. Marine officer and a corporate human resources and line executive for top tier companies including PepsiCo, Honeywell, Aramark and Sodexo, in addition to being a successful entrepreneur. Mr. Schwenke earned a bachelor’s degree from Syracuse University, and a Masters of Business Administration from Duke University.

Regarding Mr. Schwenke’s appointment, Jeff Weiss stated, “We are very excited to have Ken join our executive team. He has a proven track record and brings a wealth of knowledge and leadership experience from both large enterprise and entrepreneurial environments. Ken will complement our current team and his background will bolster our ability to continue to execute our rapid global growth strategy.”

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers and small business owners who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its approximately 1,300 retail storefront locations, multiple Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in seven countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

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The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At September 30, 2011, the Company’s global retail operations consisted of 1,285 retail storefront locations, of which 1,219 are company-owned stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, mce®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima® and MoneyNow!®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and Finland and Sweden primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

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